Exhibit 10(j)

CONTRACT FOR SERVICES

This Contract for Services (the “Agreement”),  effective as of February 23,  2026, is by and between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (the “Company”), and JAMES A. GREER, an individual (“Consultant”; together with the Company, the “Parties”).

RECITALS

WHEREAS, Consultant was previously employed by and served as an officer of the Company, and

WHEREAS, Consultant has retired from the Company, with his last day of employment being December 31, 2025; and

WHEREAS, Consultant has agreed to remain available to the Company as an independent consultant to serve as an advisor to the Company’s executive management (“Executive Management”) and continue the transition to Company personnel of knowledge with regard to Consultant’s prior positions with the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements in the Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE  1
CONTRACT FOR SERVICES

1.1Term.

The Agreement, unless otherwise terminated in accordance with the provisions of Section 1.9 hereof or extended by mutual written agreement of the parties,  shall terminate on December 31, 2026 (the “Term”).

1.2Scope of Work.

Consultant shall, as requested by the Company during the Term, serve as an advisor to Executive Management and continue the transition to Company personnel of knowledge with regard to Consultant’s prior positions with the Company (the “Services”).

Consultant agrees to be available during the Term to provide the Services, provided that Consultant will not be asked to work more than one hundred (100) full days or eight hundred  (800) hours per year during the Term unless mutually agreed in writing by the Parties.

Consultant’s day-to-day contact with respect to the Services will be Deborah L. Dennis  (the “Services Administrator”).

The manner in which the Services are to be performed and the specific hours worked by Consultant shall be determined by Consultant.  The Company will rely on Consultant to work as many hours as may be reasonably necessary to fulfill the obligations under the Agreement.  The Parties understand and agree that, so long as Consultant performs the Services in accordance with provisions set forth herein, Consultant shall:  control and direct the performance of the Services; use Consultant’s own judgment in determining the means and methods of Consultant’s work; and perform the Services in an independent and professional manner consistent with the standards of the trade, the Company’s Code of Conduct, and all applicable local, state, and federal laws, rules, and regulations.  If Consultant hires employees to assist Consultant in providing the Services under the Agreement, both Parties expressly acknowledge that Consultant is not doing so in any capacity of supervisor or Company representative, and Consultant shall be responsible for the quality of the Services and for ensuring such employees’ compliance with professional standards and applicable laws.  Consultant shall be solely responsible for any salary or other compensation of such employees.

1.3Relationship of the Parties.

It is the intention of the Parties that, in performing the Services, Consultant shall act as, and be deemed in all respects to be, an independent consultant, and not an officer, employee, or agent of the Company for any purpose.  Consultant shall not be empowered to and shall not enter into any agreement or incur any obligations on behalf of the Company, or commit the Company in any manner, without the Company’s prior written consent.

1.4Fringe Benefits.

The Agreement does not give rise to Consultant being eligible for or participating in, or otherwise receiving any employee benefits under, any qualified, nonqualified, welfare, or fringe benefit plan or program or annual incentive plan or program maintained by the Company (though nothing in the Agreement will affect the benefits to which Consultant is entitled, based on Consultant’s prior employment with the Company).  Likewise, the Company is not responsible for, and shall not provide, workers’ compensation insurance for Consultant.

1.5Compensation.

In consideration of Consultant’s being available to perform and, when requested by the Company, performing the Services contained in the Agreement, the Company shall pay Consultant a quarterly retainer (the “Retainer”) of fifty thousand dollars ($50,000) at or as soon as reasonably practicable following the end of each calendar quarter during the Term, subject to Section 1.9 of the Agreement.

1.6Expenses.

In addition to the compensation provided for in Section 1.5 of the Agreement, Consultant shall be entitled to reimbursement for actual expenses reasonably incurred in the performance of the Services.  Consultant must submit a request for expense reimbursement with appropriate and available receipts or other evidence of the expenses.  If approved, expenses shall be paid within thirty (30) days of the Company’s receipt of such request.  All requests for expense reimbursement shall be sent to the Services Administrator:

Deborah L. Dennis

Senior Vice President,  Chief Customer Officer & Chief HR Officer

Oncor Electric Delivery Company LLC

1616 Woodall Rodgers Freeway

Dallas, TX  75202

1.7Equipment, Tools, Materials, or Supplies.

Consultant shall be responsible for providing all labor, materials, supplies, equipment, transportation, and facilities necessary or appropriate to timely and properly complete the Services in accordance with the provisions of the Agreement.

1.8Taxes, Liabilities, Expenses, and Assessments.

Consultant understands that Consultant shall be solely responsible for the full and timely payment of any and all taxes, liabilities, expenses, and assessments of any kind in any way arising out of or relating to Consultant’s receipt of the compensation set forth in Section 1.5 of the Agreement, including without limitation, social security,  Medicare, unemployment insurance, gross receipts taxes, withholding taxes, workers’ compensation insurance, and income taxes.

1.9Termination of Agreement.

Either party may terminate the Agreement at any time during the Term for any reason by providing written notice to the other, and such termination will be effective five business days after such notice is provided; provided, however that termination will be effective on the day such notice is provided if the Company terminates the Agreement due to (i) conduct by Consultant that would constitute a violation of law or the Company Code of Conduct; (ii) misappropriation by Consultant of a material business opportunity of the Company or an Affiliate; or (iii) conduct by Consultant that directly results in material economic harm to the Company.    Upon the effective date of termination of the Agreement, Consultant will have no further obligation to provide the Services.  If the Agreement is terminated during the Term pursuant to this Section 1.9, the amount of the Retainer payable by the Company to Consultant for the quarter in which the Agreement is terminated shall be adjusted proportionately by multiplying the quarterly Retainer amount by a fraction of which the numerator is the number of calendar days in the quarter of termination prior to the effective date of termination, and the denominator is the number of calendar days in such quarter.  Following termination of the Agreement, the Company will have no obligation to make Retainer payments to Consultant under Section 1.5 hereof for any quarters of the Term following the quarter  of termination, but the Company, in accordance with Section 1.6 hereof, will reimburse Consultant for any reasonable business expenses incurred before termination of the Agreement.

ARTICLE  2
RESTRICTIVE COVENANTS

2.1Confidentiality.

For purposes of the Agreement, “Confidential Information” shall mean information: (1) disclosed to or known by Consultant as a consequence of or through performing the Services for the Company; (2) not publicly available and/or not generally known outside the Company; and (3) which relates to any aspect of the Company, its businesses, research, and/or development.  Confidential Information also includes, but is not limited to Company non-public information or trade secrets, proprietary information, business plans, marketing plans, corporate community relations strategies and contacts, design, and other methodologies, computer code and programs, technology, know-how, operations manuals, office guides, personnel files, instructional material, authorization and/or identification codes or symbols, formulas, processes, compilations of information, drawings, results of research proposals, reports, records, financial and operational information and data, operational plans and strategies, plans for various products and services, acquisition and divestiture planning, compensation and benefit information, personal information about Company employees and applicants, information related to internal investigations, administrative actions and/or litigation, cost and pricing information, potential industry partners and contacts with such partners, customer and potential customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to the Company by a third party under restrictions against disclosure or use.

2.2Non-Disclosure.

In connection with the Company’s engagement of Consultant to perform Services, Consultant will be provided with and will have access to certain Confidential Information.  Consultant agrees that Consultant and Consultant’s agents shall not, except as provided herein or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or authorize anyone else to do these things at any time either during or subsequent to Consultant’s engagement with the Company.

2.3Conflicts of Interest.

Consultant agrees that Consultant will not, during the Term, enter into any agreement or relationship of any kind or conduct himself in any manner which could reasonably be expected to result in, or otherwise create, an actual or perceived conflict of interest that would be adverse to the interests of the Company.

2.4Non-Raiding.

Consultant agrees that Consultant will not, during the Term, solicit, recruit, induce, encourage, or in any way cause an employee, consultant, or contractor then engaged by the Company to terminate his, her, or its employment or contractual relationship with the Company.

2.5Non-Disparagement.

In exchange for the compensation set forth in Section 1.5 of the Agreement and other valuable consideration, Consultant agrees not to make any false or disparaging,  negative, unflattering, accusatory, derogatory, or defamatory remarks or references, whether written or oral, about the Company in any dealings with third parties (except as expressly permitted by the Agreement) or otherwise take any action that primarily is designed or intended to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company.  This Section 2.5 does not preclude Consultant from testifying under oath or in response to a valid subpoena.  By signing the Agreement, Consultant agrees and acknowledges that Consultant is making, after the opportunity to confer with counsel, a knowing, voluntary, and intelligent waiver of rights Consultant may have to make disparaging comments regarding the Company, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

2.6Compliance with the Law.

Consultant agrees to observe and comply with all federal, state, and local laws, rules, decrees, orders, regulations, by-laws, ordinances, and codes, which may, in any manner, relate to or affect the performance of the Services hereunder, at all times during the performance of the Services hereunder.

2.7Injunctive Relief.

Consultant acknowledges and agrees that any breach or violation by Consultant of Sections 2.2, 2.3, 2.4, and 2.5 of the Agreement will result in immediate and irreparable injury and harm to the Company and will cause damage to the Company in amounts difficult to ascertain.  Accordingly, in the event of a breach or threatened breach by Consultant (including by any of Consultant’s agents) of any of the provisions of Sections 2.2, 2.3, 2.4, or 2.5 of the Agreement, Consultant agrees that the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a preliminary and permanent injunction in order to prevent or restrain any such further breach by Consultant and/or Consultant’s agents.

2.8Exceptions.

Notwithstanding anything to the contrary in this Article 2,  Consultant understands that nothing contained in the Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”).  In addition, Consultant further understands that nothing in the Agreement limits Consultant’s ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agencies, including providing Company documents or other Company information, including Confidential Information, without notice to or approval from the Company and without risk of being held liable by the Company for financial penalties. The Agreement also does not limit Consultant’s right to receive an award for information provided to any Government Agencies.

ARTICLE 3
MISCELLANEOUS

3.1Severability; Judicial Modification.

If any term, provision, covenant, or restriction of the Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement and other terms, provisions, covenants, and restrictions hereof, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that they would have executed the Agreement had any terms, provisions, covenants, and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.

3.2Survival of Covenants.

The non-disclosure and non-disparagement obligations reflected in the Agreement shall continue in full force and effect after the conclusion of Consultant’s engagement with the Company and shall survive the termination of the Agreement regardless of the reason for such termination.  Consultant’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Consultant and/or Consultant’s agents, in its entirety and without combining portions of such Confidential Information obtained separately.  It is understood that such Confidential Information includes matters that Consultant conceives or develops while working as an independent  consultant for the Company, as well as matters Consultant learns from employees, executives, and contractors of the Company.

3.3Governing Law; Attorney’s Fees; and Costs.

The Agreement has been executed, delivered, and is primarily performable in Dallas, Texas.  The parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas.  The Agreement shall be construed, and enforced in accordance with, and all disputes arising under the Agreement (whether in contract or tort) shall be governed by, the laws of the State of Texas without reference to choice-of-law principles.  In the event any issue arising out of the

Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from other party its reasonable attorney’s fees and costs.

3.4Authority.

Each party hereto hereby acknowledges and agrees that they have had the opportunity to consult with their own legal counsel in connection with the negotiation of the Agreement.

3.5Non-Waiver.

The failure of either the Company or Consultant to enforce or require timely compliance with any terms or provisions of the Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of the Agreement.

3.6Notices.

All notices from one party to the other shall be deemed to have been duly provided when delivered by electronic mail, hand delivered, or sent by United States Postal Service certified mail, return receipt requested, postage prepaid, at the addresses specified at Schedule A.

3.7Entirety of Agreement.

The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior negotiations, undertakings, understandings, or agreements (whether written or oral).

CONSULTANT HAS READ AND UNDERSTANDS THIS AGREEMENT.    ANY QUESTIONS CONSULTANT HAS REGARDING THIS AGREEMENT HAVE BEEN ANSWERED TO CONSULTANT’S SATISFACTION.  CONSULTANT AGREES TO COMPLY WITH THIS AGREEMENT AS A CONDITION OF CONSULTANT’S ENGAGEMENT WITH COMPANY.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the effective date set forth above.

CONSULTANTONCOR ELECTRIC DELIVERY COMPANY LLC

_/s/ James A. Greer____________/s/ Deborah L. Dennis____________________

James A. GreerDeborah L. Dennis

Senior Vice President, Chief Customer Officer
& Chief HR Officer